Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-3 of Quanta Services, Inc. of our reports dated March 1, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting of Quanta Services, Inc., which appear in the Annual Report on Form10-K, as amended, of Quanta Services, Inc. for the year ended December 31, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

June 27, 2013